EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 33-46168, 333-10281, 333-10277, 333-110393, 333-146565, 333-147377, 333-155382, 333-169110, and 333-170506 on Form S-8 of our reports dated August 19, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Automatic Data Processing, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
August 19, 2013